SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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REMEC, INC.

(Name of Registrant as Specified In Its Charter)

N/A

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May 7, 2003

To Our Shareholders:

You are cordially invited to attend the 2003 Annual Meeting of Shareholders of REMEC, Inc. (“REMEC”) to be held at REMEC’s offices located at 3790 Via de la Valle, Suite 311, Del Mar, California, on Friday, June 20, 2003 at 10:00 a.m., Pacific Daylight Savings Time. Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Shareholders and the attached proxy statement.

At the Annual Meeting, you will be asked to (i) elect the directors of REMEC to serve for the ensuing year and until their successors are elected, (ii) approve an amendment to REMEC’s Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance thereunder from 3,450,000 to 5,450,000 and (iii) act on such other business as may properly come before the meeting or any adjournment thereof.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote by mailing a completed proxy card, by telephone or over the Internet. Please review the instructions on the proxy card regarding each of these voting options. Voting by any of these methods will ensure your representation at the Annual Meeting and will not limit your right to vote in person or attend the Annual Meeting.

We encourage you to conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up for electronic delivery of REMEC shareholder communications. For more information, see “Electronic Delivery of REMEC Shareholder Communications” on page 2 of the proxy statement.

We look forward to seeing you at the meeting.

Sincerely,

Ronald E. Ragland

Chairman and Chief Executive Officer

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE

ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO

ATTEND THE MEETING. PLEASE SEE “VOTING ELECTRONICALLY VIA THE INTERNET OR BY

TELEPHONE” ON PAGE 1 OF THE PROXY STATEMENT FOR ALTERNATIVE VOTING METHODS.

3790 Via de la Valle, Suite 311—Del Mar, CA 92014—Tel 858-505-3713—Fax 858-847-0386

REMEC, INC.

3790 Via de la Valle, Suite 311

Del Mar, California 92014

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 20, 2003

TO THE SHAREHOLDERS OF REMEC, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of REMEC, Inc. (“REMEC”) will be held on Friday, June 20, 2003 at 10:00 a.m., Pacific Daylight Savings Time, at REMEC’s principal executive offices located at 3790 Via de la Valle, Suite 311, Del Mar, California, for the following purposes:

1.	To elect eight directors to serve on REMEC’s Board of Directors until the next Annual Meeting and until their successors have been elected and qualified. The nominees for election to REMEC’s Board of Directors are: Ronald E. Ragland, Martin Cooper, Thomas A. Corcoran, Mark D. Dankberg, William H. Gibbs, Andre R. Horn, Jeffrey M. Nash, Ph. D., and Robert W. Shaner.

2.	To approve an amendment to REMEC’s Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance thereunder from 3,450,000 to 5,450,000.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

Only shareholders of record at the close of business on April 29, 2003 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. The stock transfer books will not be closed between the record date and the date of the Annual Meeting. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of REMEC.

All shareholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we encourage you to read the proxy statement and submit your proxy as soon as possible. You may submit your proxy for the Annual Meeting by completing, signing, dating and returning your proxy card in the pre-addressed envelope provided, or, in most cases, by using the telephone or the Internet. Should you receive more than one proxy because your shares are held in multiple accounts or registered in different names or addresses, please return each proxy to assure that all of your shares are voted. If you have Internet access, we encourage you to sign up for electronic delivery of REMEC shareholder communications. It is convenient, and it saves REMEC significant postage and processing costs.

FOR THE BOARD OF DIRECTORS

Ronald E. Ragland,

Chairman and Chief Executive Officer

Del Mar, California

May 7, 2003

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE

ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO

ATTEND THE MEETING. PLEASE SEE “VOTING ELECTRONICALLY VIA THE INTERNET OR BY

TELEPHONE” ON PAGE 1 OF THE PROXY STATEMENT FOR ALTERNATIVE VOTING METHODS.

REMEC, INC.

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

The enclosed proxy is solicited on behalf of the board of directors of REMEC, Inc. (the “Board”) for use at REMEC’s Annual Meeting of Shareholders (the “Annual Meeting”) to be held Friday, June 20, 2003 at 10:00 a.m., Pacific Daylight Savings Time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at REMEC’s principal executive offices located at 3790 Via de la Valle, Suite 311, Del Mar, California 92014. The telephone number at that address is (858) 505-3713. REMEC anticipates that these proxy solicitation materials will be distributed on or about May 14, 2003 to all shareholders entitled to vote at the Annual Meeting.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Shares Outstanding

Shareholders of record at the close of business on April 29, 2003 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, 57,139,770 shares of REMEC common stock were issued, outstanding and entitled to vote at the Annual Meeting.

Voting; Proxies

To ensure that your vote is recorded promptly, please submit your proxy as soon as possible, even if you plan to attend the Annual Meeting in person. Most shareholders have three options for submitting their proxy: (1) via the Internet, (2) by phone or (3) by mail, using the paper proxy card. If you have Internet access, REMEC encourages you to record your proxy vote on the Internet. It is convenient, and it saves REMEC significant postage and processing costs. You may revoke or change your proxy at any time before the beginning of the Annual Meeting by submitting another proxy card with a later date, by voting via the Internet or by phone, or by sending a written notice of revocation to the Secretary of REMEC at REMEC’s principal executive offices. If you attend the Annual Meeting and vote by ballot, any proxy that you submitted previously to vote the same shares will be revoked automatically and only your vote at the Annual Meeting will be counted. Please note, however, that if your shares are held of record by a broker, bank or other nominee, you will not be able to vote in person at the Annual Meeting unless you have obtained and present a proxy issued in your name from the record holder.

Regardless of the method used to submit your proxy, your shares will be voted at the Annual Meeting as you direct. If you sign and return your proxy card (or vote via the Internet or by phone) without providing voting directions, your shares will be voted as recommended by the Board. The persons appointed proxies to vote the Annual Meeting may vote or act in accordance with their judgment on any other matters properly presented for action at the Annual Meeting and at any adjournments of such meeting.

Every shareholder voting for the election of directors may exercise cumulative voting rights and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder’s shares are entitled, or distribute such shareholder’s votes on the same principle among as many candidates as the shareholder may select. However, no shareholder shall be entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting prior to the voting of the intention to cumulate votes. On all other matters each share is entitled to one vote on each proposal or item that comes before the Annual Meeting.

Voting Electronically via the Internet or by Telephone

Shareholders whose shares are registered in their own names may vote either via the Internet or by telephone. Specific instructions to be followed by any registered shareholder interested in voting via the Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, allow shareholders to give their voting instructions and confirm that shareholders’ voting instructions have been properly recorded.

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm offers Internet and telephone voting, your proxy card will provide specific instructions. If your proxy card does not reference Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided.

Electronic Delivery of REMEC Shareholder Communications

If you received your annual meeting materials by mail, we encourage you to conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up to receive your REMEC shareholder communications via electronic delivery. With electronic delivery, you will be notified as soon as the annual report and the proxy statement are available on the Internet, and you can easily submit your proxy votes online. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. Your electronic delivery enrollment will be effective until you cancel it.

•	If you are a registered holder (you hold your REMEC shares in your own name through REMEC’s transfer agent, Mellon Investor Services, LLC, or you have stock certificates), visit www.melloninvestor.com/isd or www.eproxy.com/remc to enroll in electronic delivery.

•	If you are a beneficial holder (your shares are held by a brokerage firm or bank), follow the instructions on your proxy card or contact your brokerage firm or bank to enroll in electronic delivery.

Solicitation

REMEC will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of this proxy statement, the proxy, and any additional solicitation material furnished to shareholders by REMEC. Certain of REMEC’s directors, officers and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail or otherwise. REMEC is required to request that brokers and nominees who hold stock in their name furnish REMEC’s proxy material to the beneficial owners of REMEC shares and must reimburse such brokers and nominees for the expenses of doing so in accordance with certain statutory fee schedules. See “Electronic Delivery of REMEC Shareholder Communications” for information on how you can help REMEC reduce printing and mailing costs.

Quorum, Abstentions, and Broker Non-Votes

In the election of directors, the eight nominees receiving the highest number of affirmative votes shall be elected. Proposal Two requires the approval of the affirmative vote of the holders of REMEC common stock representing a majority of the voting power present or represented by proxy and voting at the Annual Meeting, which shares voting affirmatively must also constitute at least a majority of the voting power required to constitute a quorum. The presence at the Annual Meeting, either in person or by proxy, of holders of outstanding shares of REMEC common stock entitled to vote and representing a majority of the voting power of such shares shall constitute a quorum for the transaction of business. Abstentions and shares held by brokers that are present in person or represented by proxy but that are not voted because the brokers were prohibited from exercising discretionary authority (“broker non-votes”) will be counted for the purpose of determining whether a quorum is present for the transaction of business. Abstentions and broker non-votes can have the effect of preventing approval of a proposal where the number of affirmative votes does not constitute a majority of the required quorum. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

The Bylaws of REMEC provide for a Board consisting of at least six but no more than nine directors, with the size of the Board set at eight as of the date of the Annual Meeting. Eight directors are to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the eight nominees named below. All of the nominees named below are presently directors of REMEC. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will ensure the election of as many of the nominees listed below as possible. In such event, the specific nominees for whom such votes will be cumulated will be determined by the proxy holders. It is not expected that any nominee will be unable or will decline to serve as a director. The eight nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of REMEC to serve until the next Annual Meeting of Shareholders and until their successors have been elected and qualified.

The following table sets forth certain information concerning the nominees for directors of REMEC as of March 28, 2003:

Name	Age	Position with REMEC	Director Since
Ronald E. Ragland	61	Chairman of the Board and Chief Executive Officer	1983
Martin Cooper(1)	74	Director	2002
Thomas A. Corcoran(2)	58	Director	1996
Mark D. Dankberg(3)	47	Director	1999
William H. Gibbs(1)(3)	59	Director	1996
Andre R. Horn(1)(3)	74	Director	1988
Jeffrey M. Nash(2)	55	Director	1988
Robert W. Shaner(2)	54	Director	2002

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Governance Committee.

There is no family relationship between any of the directors or executive officers of REMEC.

Mr. Ragland founded REMEC and has served as our Chairman of the Board and Chief Executive Officer since January 1983. Prior to founding REMEC, he held general management and program management positions in the microwave component and aerospace industries. Mr. Ragland was a Captain in the United States Army and holds a B.S.E.E. degree from Missouri University at Rolla and an M.S.E.E. degree from St. Louis University.

Mr. Cooper has been a director of REMEC since December 2002. Mr. Cooper is a founder of ArrayComm, Inc., a wireless technology manufacturer, has served as Chairman since April 1992 and is presently its Chief Executive Officer. He has served as President of Dyna, LLC, a consulting company, since 1986. From 1985 to December 1992, he served as President of Cellular Pay Phone Incorporated, a cellular pay telephone company. From 1982 to 1986, he was a co-founder, Chairman and Chief Executive Officer of Cellular Business Systems, Inc., a management information company. From 1954 to 1983, Mr. Cooper served in a variety of positions including Corporate Vice President, Division Manager and Corporate Director of Research and Development of

Motorola, Inc. He is a Fellow of the IEEE and of the Radio Club of America and a recipient of the IEEE Centennial medal. He serves on the Advisory Board of the International National Electronics Consortium and on the Board of Trustees of the Illinois Institute of Technology. Mr. Cooper holds B.S. and M.S. degrees in Electrical Engineering from the Illinois Institute of Technology.

Mr. Corcoran has been a director of REMEC since May 1996. From January 2001 to present he has served as President of Corcoran Enterprises, LLC. Until December 2000, Mr. Corcoran was the Chairman, President and Chief Executive Officer of Allegheny Technologies Incorporated. Prior to that, Mr. Corcoran was President and Chief Operating Officer of the Space and Strategic Missiles sector of Lockheed Martin Corporation from October 1998 to September 1999. From March 1995 to September 1998, he was the President and Chief Operating Officer of the Electronics sector of Lockheed Martin. From 1993 to 1995 Mr. Corcoran was President of the Electronics Group of Martin Marietta Corporation, and from 1983 to 1993 he held various management positions, including Vice President and General Manager, with the Aerospace segment of General Electric Company. Mr. Corcoran is a director of L-3 Communications Holdings, Inc. Mr. Corcoran is a member of the Board of Trustees of Stevens Institute of Technology and the Wings Club. Mr. Corcoran holds a B.S. degree in Chemical Engineering and a Ph.D. (Hon.) from the Stevens Institute of Technology.

Mr. Dankberg has been a director of REMEC since September 1999. Mr. Dankberg was a founder of ViaSat, Inc. and has served as Chairman of the Board, President and Chief Executive Officer of ViaSat since its inception in May 1986. Mr. Dankberg also serves as a director of TrellisWare Technologies, Inc., a privately-held subsidiary of ViaSat that develops advanced signal processing technologies for communication applications and U.S. Monolithics, a privately-held subsidiary of ViaSat that develops millimeter-wave components and integrated millimeter-wave equipment. Prior to founding ViaSat, he was Assistant Vice President of M/A-COM Linkabit, a manufacturer of satellite telecommunications equipment, from 1979 to 1986 and Communications Engineer for Rockwell International from 1977 to 1979. Mr. Dankberg holds B.S.E.E. and M.E.E. degrees from Rice University.

Mr. Gibbs has been a director of REMEC since May 1996. From January 1998 to present he has served as President of Parafix Management. Mr. Gibbs was the President and Chief Executive Officer of DH Technology, Inc. from November 1985 to January 1998 and was Chairman of the Board of DH Technology, Inc. from March 1987 through October 1997. From August 1983 to November 1985, he held various positions, including those of President and Chief Operating Officer, with Computer and Communications Technology, a supplier of rigid disc magnetic recording heads to the peripheral equipment segment of the computer industry. Mr. Gibbs is a director of Fargo Electronic, Inc. Mr. Gibbs holds a B.S.E.E. degree from the University of Arkansas.

Mr. Horn has been a director of REMEC since 1988. Mr. Horn is the retired Chairman of the Board of Joy Manufacturing Company. From 1985 to 1991, Mr. Horn served as the Chairman of the Board of Needham & Company, Inc. He currently holds the honorary position of Chairman Emeritus of Needham & Company, Inc. Mr. Horn is a director of Varco International, Inc., a provider of equipment and services to the petroleum industry. Mr. Horn holds a B.S. degree in Mathematics from the University of Paris and is a graduate of the Ecole des Hautes Etudes Commerciales (Paris).

Dr. Nash has been a director of REMEC since September 1988. Since June 1994, Dr. Nash has served as Chairman of the Board and President of Digital Perceptions, Inc. From August 1995 to December 1997, he was the President of TransTech Information Management Systems, Inc. From 1989 to 1994, he was the President of Visqus Corporation as well as Conner Technology, Inc., both subsidiaries of Conner Peripherals, Inc. Dr. Nash is currently a director of ViaSat, Inc., a manufacturer of satellite communication equipment, and several private companies, including Pepperball Technologies, Inc. (formerly Jaycor Tactical Systems) and ORINCON Corporation. Dr. Nash holds B.S. and M.S. degrees in Engineering from the University of California, Los Angeles (“UCLA”), and a Ph.D. in Large Scale Systems Engineering/Operations Research from UCLA.

Mr. Shaner has been a director of REMEC since December 2002. From January 2001 to February 2003, Mr. Shaner served as the President of Wireless Operations for Cingular Wireless LLC, a joint venture between the wireless divisions of SBC Communications Inc. and BellSouth Corporation. From November 1999 to January 2001, Mr. Shaner served as the President of SBC Wireless, Inc., a provider of wireless communication services to consumers and businesses. Mr. Shaner served as the President and Chief Executive Officer of Pacific Bell Wireless from August 1998 to November 1999. Prior to assuming that position, Mr. Shaner served as President of SBCI Europe and Middle East for SBC International, Inc. from March 1997 to July 1998. From 1995 to February 1997, Mr. Shaner held the position of President and Chief Executive Officer for SBC International Wireless. From 1991 to 1995 Mr. Shaner served as Executive Vice President for Southwestern Bell Mobile System. Prior to 1991, Mr. Shaner held various other management positions at Southwestern Bell Telephone/Telecom and Cellular One. Mr. Shaner also serves as a director of Central Methodist College. Mr. Shaner holds a B.A. degree in Chemistry from Central Methodist College.

Board Meetings and Committees

The Board held a total of thirteen meetings during the fiscal year ended January 31, 2003. During this period, each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board (held during the period for which he was a director) and (ii) the total number of meetings held by all committees of the Board on which he served (during the periods that he served), except Mr. Gibbs. REMEC has a standing Audit Committee, Compensation Committee and Nominating and Governance Committee.

The members of the Audit Committee of the Board currently are Mr. Horn, Mr. Cooper, and Mr. Gibbs. The principal functions of the Audit Committee are to recommend engagement of REMEC’s independent auditors, to consult with REMEC’s auditors concerning the scope of the audit and to review with them the results of their examination, to review and approve any material accounting policy changes affecting REMEC’s operating results and to review REMEC’s financial control procedures and personnel. The Audit Committee held four meetings during the fiscal year ended January 31, 2003. The Board has determined that each of the members of the Audit Committee is an “independent director” as defined in Rule 4200(a)(14) of the listing standards of the National Association of Securities Dealers, Inc.

The members of the Compensation Committee currently are Mr. Corcoran, Dr. Nash and Mr. Shaner. The Compensation Committee determines compensation and benefits for REMEC’s executive officers and administers REMEC’s equity incentive plans. The Compensation Committee held seven meetings during the fiscal year ended January 31, 2003.

The members of the Nominating and Governance Committee currently are Mr. Dankberg, Mr. Gibbs and Mr. Horn. In March 2003, the function of the Nominating Committee was expanded to include oversight of corporate governance matters and it was renamed the “Nominating and Governance Committee.” The Nominating and Governance Committee reviews potential candidates for service on the Board and develops and recommends to the Board corporate governance guidelines, and provides oversight with respect to corporate governance and ethical conduct. The prior existing “Nominating Committee” did not hold any meetings during the fiscal year ended January 31, 2003. All the nominees proposed for election as directors presently are directors of REMEC and were nominated for re-election by the Board. Any shareholder who wishes to recommend a prospective board nominee for the committee to consider can write to Donald J. Wilkins, Secretary, Nominating and Governance Committee, REMEC, Inc., 3790 Via de la Valle, Suite 311, Del Mar, California 92014.

Corporate Governance

The Board believes REMEC has observed sound corporate governance practices in the past. However, during the past year, and particularly following enactment of the Sarbanes-Oxley Act of 2002, REMEC, like many public companies, has addressed the changing environment by reviewing its policies and procedures and, where appropriate, adopting new practices. In connection with these corporate governance initiatives, REMEC has renamed the Nominating Committee as the Nominating and Corporate Governance Committee in anticipation of expanded duties for this committee and has appointed a Chairman to each of the Audit, Compensation, and

Nominating and Corporate Governance Committees. The Board has also nominated seven directors for election who qualify as “independent” as defined in Rule 4200(a)(14) of the listing standards of the National Association of Securities Dealers, Inc.

Based on a review of REMEC’s current practices, applicable current laws and regulations, pending regulatory proposals, evolving corporate practices and standards and other factors, the Board intends to formalize its principles of corporate governance by taking the following actions: (i) adopt an amended and restated written charter for the Audit Committee and the Compensation Committee; and (ii) adopt a written charter for and expand the duties of the Nominating and Corporate Governance Committee to include the ongoing evaluation of REMEC’s corporate governance practices. In addition, the Board is currently developing a Code of Business Conduct and Ethics to promote honest and ethical conduct of REMEC’s employees and senior financial officers.

Compensation of Directors

Effective April 11, 2003, REMEC’s outside directors who are not members of the Audit Committee receive an annual retainer fee of $7,200 for serving on the Board and outside directors who are members of the Audit Committee receive an annual retainer fee of $10,800 ($14,400 for the Audit Committee chairman) for serving on the Board. REMEC’s outside directors also receive a fee of $2,000 for each Board meeting attended and a fee of $600 for participation in a telephonic Board meeting. Outside directors also receive a fee of $600 ($900 for the committee chairman) for each Compensation Committee and Nominating and Governance Committee meeting attended, and a fee of $600 ($1,800 for the Audit Committee chairman) for each Audit Committee meeting attended. However, except for meetings designated as telephonic meetings, an outside director who participates in a Board or committee meeting by telephone or other electronic means, rather than in person, will receive only one-half of the meeting fee paid to directors who attend such meeting in person. Outside directors are reimbursed for their reasonable travel expenses in attending Board and committee meetings. Also, under REMEC’s 1996 Nonemployee Director Stock Option Plan, each outside director receives (i) a one-time grant of an option to purchase 25,000 shares of REMEC common stock upon the initial election of such person as a director and (ii) an annual grant of an option to purchase 9,000 shares of REMEC common stock each year in which the director continues to serve on the Board.

Recommendation of the Board

The Board unanimously recommends the shareholders vote FOR the election of each of the nominees listed herein.

PROPOSAL TWO

APPROVAL OF AMENDMENT TO REMEC’S EMPLOYEE STOCK PURCHASE PLAN

TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE

Approval of Amendment to Employee Stock Purchase Plan

REMEC’s Employee Stock Purchase Plan (the “Purchase Plan”), originally covering 250,000 shares of REMEC common stock, was adopted by the Board in November 1995 and approved by the shareholders in January 1996. An amendment to the Purchase Plan to increase the number of shares available for issuance under the Purchase Plan to a total of 800,000 was approved by the Board in February 1997 and by the shareholders in June 1997. The authorized number of shares under the Purchase Plan increased to a total of 1,200,000 shares on account of a three-for-two stock split effected on June 27, 1997. An amendment to the Purchase Plan to increase the number of shares available for issuance under the Purchase Plan to a total of 1,800,000 was approved by the Board in April 1999 and by the shareholders in June 1999. The authorized number of shares under the Purchase Plan increased to a total of 2,700,000 shares on account of a three-for-two stock split effected as a 50% stock dividend payable on June 30, 2000. An amendment to the Purchase Plan to increase the number of shares available for issuance under the Purchase Plan to a total of 3,450,000 was approved by the Board in April 2002 and by the shareholders in June 2002. Subject to shareholder approval, in March 2003, the Board approved an amendment to the Purchase Plan to increase the number of shares available for issuance by 2,000,000 to a total of 5,450,000 shares.

The purpose of this proposal is to obtain shareholder approval of the amendment to the Purchase Plan increasing the number of shares available for issuance by 2,000,000 to a total of 5,450,000. Providing employees with stock incentives under the Purchase Plan is a critical component of REMEC’s employee compensation structure and growth strategy. This amendment is intended to afford REMEC greater flexibility in providing employees with stock incentives so that REMEC can continue to provide such incentives at levels determined appropriate by the Board.

The Purchase Plan permits employees to purchase REMEC common stock at a discounted price. The Purchase Plan is designed to encourage and assist a broad spectrum of REMEC employees to acquire an equity interest in REMEC through the purchase of its common stock. The Purchase Plan is also intended to provide to participating employees the benefits available for tax qualified employee stock option plans.

As of March 28, 2003, 2,569,028 shares had been purchased under the Purchase Plan by participants and an additional 880,972 shares were available for issuance under the Purchase Plan (in each case before taking into account the proposed amendment to increase the authorized number of shares available for issuance by 2,000,000). On March 28, 2003, the closing sale price of REMEC common stock was $4.90 per share. The increase approved by the shareholders in June 2002 has been depleted much quicker than previously anticipated because of the relatively low share price of REMEC common stock. Management currently believes that the 5,450,000 shares available for issuance under the amended Purchase Plan (if approved) will be sufficient for all stock purchases under the plan for approximately three years.

Required Vote

Shareholders are requested in this Proposal 2 to approve an amendment to the Purchase Plan to increase the number of shares of REMEC common stock available for issuance by 2,000,000, from 3,450,000 to 5,450,000. The affirmative vote of the holders of REMEC common stock representing a majority of the voting power present in person or represented by proxy and voting at the Annual Meeting, which shares voting affirmatively must also constitute at least a majority of the voting power required to constitute a quorum, is required to approve this Proposal 2. Abstentions and broker non-votes can have the effect of preventing approval of this Proposal 2 where the number of affirmative votes does not constitute a majority of the required quorum.

Recommendation of the Board

The Board unanimously recommends the shareholders vote FOR Proposal 2.

Compensation and Growth Strategy

The purchase of REMEC common stock under the Purchase Plan is a critical component of REMEC’s employee compensation structure. Since the Purchase Plan was originally approved by the Board in November 1995, the number of REMEC employees has grown to a total of approximately 3,278 employees company-wide. Most of this growth in number of employees has been as a result of acquisitions of other companies by REMEC.

One critical element of REMEC’s growth strategy is to continue to pursue acquisitions. Management believes that acquisition candidates are attracted to REMEC, in part, because REMEC generally desires to retain key executives and technical personnel by providing equity incentives for such executives and personnel in the form of participation in the Purchase Plan and other equity incentive plans. Also, management believes that the availability of shares under the Purchase Plan will help facilitate the acquisition of any target company that has an existing employee stock purchase plan.

Without approval of the amendment to the Purchase Plan increasing the number of shares available for issuance by 2,000,000 shares, REMEC will be unable to allow employee participation in the Purchase Plan beyond the level of shares currently authorized which, at the current rate of participation, will result in the Purchase Plan being completely depleted of shares available for future issuance in April 2004. In addition, the Board believes that REMEC would be:

•	disadvantaged in its recruitment and retention of employees; and

•	less attractive to acquisition targets and their key executives and technical personnel.

Description of Purchase Plan

Purpose.    The purpose of the Purchase Plan is to provide eligible employees, including executive officers and directors who are employees, with the opportunity to acquire a stock ownership interest in REMEC through accumulated payroll deductions. These deductions will be applied from time to time to purchase shares of REMEC common stock at a discount of at least 15% to the market price on the date of purchase.

Administration.    The Board may administer the Purchase Plan or the Board may delegate its authority to a committee comprised of not less than two outside directors and may delegate routine matters to management. Subject to the express provisions of the Purchase Plan and the limitations of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), the Board may administer and interpret the Purchase Plan in any manner it believes to be desirable, and any such interpretation is conclusive and binding on REMEC and all participants.

Shares Subject to the Purchase Plan.    The total number of shares of REMEC common stock reserved and available for issuance under the Purchase Plan is currently 3,450,000. If this Proposal Two is approved by the shareholders, the total number of shares of REMEC common stock reserved and available for issuance under the Purchase Plan will be increased by 2,000,000 to a total of 5,450,000.

Eligibility.    All employees, including executive officers and directors, who are employees customarily employed more than 20 hours per week and more than five months per year by REMEC or a participating REMEC subsidiary, are eligible to participate in the Purchase Plan on the first enrollment date following employment. However, employees who hold, directly or through options, 5% or more of the stock of REMEC are not eligible to participate.

Participation in the Purchase Plan.

The Purchase Plan is implemented through a series of three-month consecutive offering periods, or such other periods as may be established by the Board from time to time. New offering periods begin on each enrollment date and end on the following purchase date. Enrollment dates occur on the first trading day of the fiscal quarter (i.e., quarterly enrollment dates are currently the first trading day of February, May, August and November), or such other dates as may be established by the Board from time to time. Purchase dates occur on the last trading day of the third month following an enrollment date (i.e., quarterly purchase dates are currently the last trading day of April, July, October and January), or such other dates as may be established by the Board from time to time. Enrollment or re-enrollment by a participant in the Purchase Plan constitutes the grant by REMEC to the participant of an option to purchase fully vested shares of REMEC common stock under the Purchase Plan.

Participants initially elect to participate in the Purchase Plan by completing an enrollment form on or before the 15th day of the month preceding an enrollment date. Thereafter, each participant whose prior option has expired and who has not withdrawn from the Purchase Plan will be automatically re-enrolled in the Purchase Plan and granted a new option on the next consecutive enrollment date. Each participant may contribute up to a maximum of 15% of his or her compensation during each offering period through payroll withholding, or such lesser percentage as the Board may establish from time to time; provided that no participant’s right to acquire shares may accrue at a rate exceeding $25,000 of fair market value of REMEC common stock (determined as of the enrollment dates) in any calendar year.

On each purchase date, REMEC applies the funds in each participant’s payroll withholding account to purchase whole shares of REMEC common stock. The cost of each share purchased is 85% of the lower of the fair market value of common stock on (i) the applicable enrollment date or (ii) the applicable purchase date. This allows participants a quarterly “look-back” period over which the price of their shares will be priced. For this purpose, the “fair market value” of a share of REMEC common stock is the closing price quoted on the Nasdaq National Market System on the applicable date.

Participation in the Purchase Plan terminates immediately when a participant ceases to be employed by REMEC or a participating REMEC subsidiary for any reason whatsoever (excluding death or permanent disability) or otherwise becomes ineligible to participate in the Purchase Plan.

Assignment.    The rights of a participant under the Purchase Plan are not assignable. A participant’s right to purchase shares under the Purchase Plan are exercisable only during the participant’s lifetime and only by him or her. No participant may create a lien on any funds, securities, rights, or other property held by REMEC for the account of the participant under the Purchase Plan, except to the extent that there has been a designation of beneficiaries in accordance with the Purchase Plan, and except to the extent permitted by the laws of descent and distribution if beneficiaries have not been designated.

Modification and Termination.

The Board may amend, alter, or terminate the Purchase Plan at any time, including amendments to outstanding options. No amendment shall be effective unless within 12 months after it is adopted by the Board it is approved by the holders of a majority of the votes cast at a duly held shareholders’ meeting at which a quorum of the voting power of REMEC is represented in person or by proxy, if such amendment would (i) increase the number of shares reserved for purchase under the Purchase Plan or (ii) require shareholder approval in order to comply with Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

If the Purchase Plan is terminated, the Board may elect to terminate all outstanding options either immediately or upon completion of the purchase of shares on the next purchase date, or may elect to permit options to expire in accordance with their terms (and participation to continue through such expiration dates). If the options are terminated prior to expiration, all funds contributed to the Purchase Plan that have not been used to purchase shares shall be returned to the participants as soon as administratively feasible.

Certain Corporate Events.

In the event of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, offering of rights, or other similar change in the capital structure of REMEC, the Board may make such adjustment, if any, as it deems appropriate in the number, kind, and purchase price of the shares available for purchase under the Purchase Plan and in the maximum number of shares subject to any option under the Purchase Plan.

In the event of the sale of all or substantially all of the assets of REMEC, or the merger of REMEC with or into another corporation, or the dissolution or liquidation of REMEC, a purchase date shall occur on the trading day immediately preceding the date of such event, unless otherwise provided by the Board in its sole discretion, including provision for the assumption or substitution of each option under the Purchase Plan by the successor or surviving corporation, or a parent or subsidiary thereof.

Plan Benefits

As of March 28, 2003, approximately 1,636 employees of REMEC were eligible to participate in the Purchase Plan and 691 employees were enrolled in the Purchase Plan. Since the number of shares purchased under the Purchase Plan by any employee and the purchase price thereof are determined by the level of voluntary contributions by such employee and the market price of the shares in effect from time to time, REMEC currently cannot determine the number of shares that may be purchased in the future by any eligible individual or group of individuals or the purchase price thereof.

From the date of the initial adoption of the Purchase Plan by the Board in November 1995 to March 28, 2003, shares of REMEC common stock were purchased under the Purchase Plan as follows (as adjusted for stock splits, stock dividends and similar events): Ronald E. Ragland, Chairman and Chief Executive Officer, 16,221 shares; Thomas H. Waechter, President and Chief Operating Officer, none; Errol Ekaireb, Special Advisor to the CEO, 11,043 shares; Jack A. Giles, Executive Vice President, 25,993 shares; David L. Morash, Executive Vice President and Chief Financial Officer, 3,695 shares; Jon E. Opalski, Executive Vice President, 16,079 shares (includes 2,643 shares purchased by Mr. Opalski’s spouse); all current executive officers as group, 110,600 shares; and all employees (excluding executive officers) as a group, 2,458,428 shares. Only employees of REMEC and participating REMEC subsidiaries are eligible to participate in the Purchase Plan.

Federal Income Tax Consequences

In general, participants will not have taxable income or loss under the Purchase Plan until they sell or otherwise dispose of shares acquired under the Purchase Plan (or die holding such shares). If the shares are held, as of the date of sale or disposition, for longer than both: (i) two years after the beginning of the enrollment period during which the shares were purchased and (ii) one year following purchase, a participant will have taxable ordinary income equal to 15% of the fair market value of the shares on the first day of the enrollment period (but not in excess of the gain on the sale). Any additional gain from the sale will be long-term capital gain. REMEC is not entitled to an income tax deduction (even for the 15%) if the holding periods are satisfied. At present, there is no income or employment tax withholding on the purchase or sale of Purchase Plan shares (even where there is ordinary income). The Treasury Department has proposed imposing employment tax withholding on the spread at exercise of employment stock purchase plan options, but any such withholding would not be imposed until January 1 of the year following the second anniversary of the year in which any such rules were finalized.

If the shares are disposed of before the expiration of both of the foregoing holding periods (a “disqualifying disposition”), a participant will have taxable ordinary income equal to the excess of the fair market value of the shares on the purchase date over the purchase price. In addition, the participant will have taxable capital gain (or loss) measured by the difference between the sale price and the participant’s purchase price plus the amount of ordinary income recognized, which gain (or loss) will be long-term gain or loss if the shares have been held as of the date of sale for more than one year. REMEC is entitled to an income tax deduction equal to the amount of ordinary income recognized by a participant in a disqualifying disposition. Special rules apply to participants who are directors or officers.

MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following sets forth certain information regarding beneficial ownership of REMEC common stock as of March 28, 2003 (i) by each person who is known by REMEC to own beneficially more than 5% of REMEC common stock, (ii) by each of REMEC’s directors, (iii) by the Chief Executive Officer, the four other most highly paid executive officers of REMEC at fiscal year end and one additional former executive officer of REMEC (the “Named Executive Officers”) and (iv) by all directors and executive officers as a group.

Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(1)(2)
State of Wisconsin Investment Board(3)	8,025,300	14.0%
Royce & Associates, LLC (4)	5,233,900	9.2%
Perkins, Wolf, McDonnell & Company and Berger Small Cap Value Fund(5)	5,061,170	8.9%
Wellington Management Company, LLP(6)	4,796,850	8.4%
Kopp Investment Advisors, Inc. and Affiliates(7)	3,212,504	5.6%
Ronald E. Ragland(8)	1,811,678	3.2%
Thomas H. Waechter(9)	254,368	*
Errol Ekaireb(10)	445,990	*
Jack A. Giles(11)	500,069	*
David L. Morash(12)	121,021	*
Jon E. Opalski(13)	229,674	*
Martin Cooper(14)	46,096	*
Thomas A. Corcoran(15)	39,048	*
Mark D. Dankberg(16)	41,107	*
William H. Gibbs(17)	34,816	*
Andre R. Horn(18)	49,357	*
Jeffrey M. Nash(19)	75,673	*
Robert W. Shaner(20)	19,846	*
All directors and executive officers as a group (16 persons)(21)	4,305,957	7.5%

*	Less than 1% of the outstanding shares of REMEC common stock.

(1)	This table is based upon information supplied by directors, officers and principal shareholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders identified in this table has sole voting and investment power with respect to the shares shown. Percentage of ownership is based on 57,139,770 shares of REMEC common stock outstanding as of March 28, 2002.

(2)	Shares issuable upon exercise of outstanding options are considered outstanding for purposes of calculating the percentage of ownership of REMEC common stock of the person holding such options, but are not considered outstanding for computing the percentage of ownership of any other person.

(3)	Reflects beneficial ownership as reported on Schedule 13G/A filed with the SEC by State of Wisconsin Investment Board (“WIB”) on February 13, 2003. WIB is a government agency which manages public pension funds subject to provisions comparable to ERISA. WIB has sole voting and dispositive power of 8,025,300 shares of REMEC common stock. The address of WIB is P.O. Box 7842, Madison, Wisconsin 53707.

(4)	Reflects beneficial ownership as reported on Schedule 13G/A filed with the SEC by Royce & Associates, LLC (“Royce”) on February 5, 2003. Royce is a registered investment advisor pursuant to the Investment Advisors Act of 1940. Royce has sole voting and dispositive power of 5,233,900 shares of REMEC common stock. The address of Royce is 1414 Avenue of the Americas, New York, New York 10019.

(5)	Reflects beneficial ownership as reported on Schedule 13G dated January 31, 2003 with the SEC by Perkins, Wolf, McDonnel & Company (“Perkins”) and Schedule 13G dated February 13, 2002 by Berger Small Cap Value Fund (“Berger”). Represents shares beneficially owned by (i) Perkins, a sub investment advisor of Berger and a registered investment company under the Investment Company Act of 1940 and (ii) Berger, a registered investment company under the Investment Company Act of 1940 and a portfolio series established under the Berger Omni Investment Trust, an open-ended management investment company registered under the Investment Company Act of 1940. Perkins is the beneficial owner of 5,061,170 shares of REMEC common stock, has sole voting and dispositive power over 4,650 shares of REMEC common stock, and shared voting and dispositive power over 5,056,520 shares of REMEC common stock. Berger is the beneficial owner of 3,500,000 shares of REMEC common stock and has shared voting and dispositive power over 3,500,000 shares of REMEC common stock. The address of Perkins is 310 S. Michigan Avenue, Suite 2600, Chicago, Illinois 60604 and the address of the Berger is 210 University Boulevard, Suite 900, Denver, Colorado 80206.

(6)	Reflects beneficial ownership as reported on Schedule 13G/A dated February 12, 2003 filed with the SEC by Wellington Management Company, LLP (“Wellington”). Wellington is a registered investment advisor pursuant to the Investment Advisors Act of 1940. Wellington has shared voting power over 3,136,050 shares REMEC common stock and shared dispositive power of over 4,796,850 shares of REMEC common stock. The address of Wellington is 75 State Street, Boston, Massachusetts 02109.

(7)	Reflects beneficial ownership as reported on Schedule 13G dated January 24, 2003 with the SEC by Kopp Investment Advisors, Inc. (“KIA”). Represents shares beneficially owned by (i) KIA, a registered investment advisor, (ii) Kopp Holding Company (“Holding”), and (iii) LeRoy C. Kopp individually and through his ownership of a controlling interest in KIA and his control over Holding. KIA is the beneficial owner of 2,817,504 shares of REMEC common stock, has sole voting power over 1,208,000 shares of REMEC common stock, sole dispositive power over 885,000 shares of REMEC common stock and shared dispositive power over 1,932,504 shares of REMEC common stock. Holding is the beneficial owner of 2,817,504 shares of REMEC common stock. Mr. Kopp has beneficial ownership of 3,212,504 shares of REMEC common stock and sole voting and dispositive power over 395,000 shares of REMEC common stock. The address of KIA, Holding and Mr. Kopp is 7701 France Avenue South, Edina, Minnesota 55435.

(8)	Includes 51,000 shares held by Mr. Ragland’s minor children and 9,000 shares held by Mr. Ragland’s spouse.

(9)	Includes 14,999 shares issuable upon exercise of outstanding options that are exercisable within 60 days of March 28, 2003.

(10)	Includes 12,000 shares held by Mr. Ekaireb’s spouse.

(11)	Includes 17,438 shares held by Mr. Giles’ spouse.

(12)	Includes 50,000 shares issuable upon exercise of outstanding options that are exercisable within 60 days of March 28, 2003.

(13)	Includes 3,766 shares held by Mr. Opalski’s spouse.

(14)	Includes 1,808 shares issuable upon exercise of outstanding options that are exercisable within 60 days of March 28, 2003.

(15)	Includes 1,480 shares issuable upon exercise of outstanding options that are exercisable within 60 days of March 28, 2003.

(16)	Includes 1,480 shares issuable upon exercise of outstanding options that are exercisable within 60 days of March 28, 2003.

(17)	Includes 1,480 shares issuable upon exercise of outstanding options that are exercisable within 60 days of March 28, 2003.

(18)	Includes 1,480 shares issuable upon exercise of outstanding options that are exercisable within 60 days of March 28, 2003.

(19)	Includes 1,480 shares issuable upon exercise of outstanding options that are exercisable within 60 days of March 28, 2003.

(20)	Includes 1,808 shares issuable upon exercise of outstanding options that are exercisable within 60 days of March 28, 2003.

(21)	Includes 76,015 shares issuable upon exercise of outstanding options that are exercisable within 60 days of March 28, 2003.

Executive Compensation

Summary Compensation Table.    The following table sets forth the total compensation received by the Named Executive Officers. None of the Named Executive Officers earned any bonuses or compensation for the fiscal years other than as set forth in the table or received any restricted stock awards, stock appreciation rights or long-term incentive plan payouts.

Summary Compensation Table

	Fiscal Year	Annual Compensation		Long Term Compensation	All Other Compensation ($)
Name and Principal Position		Salary ($)(1)	Bonus ($)	Securities Underlying Options (#)
Ronald E. Ragland Chairman and Chief Executive Officer	2003 2002 2001	439,995 432,429 393,553	— — 230,000	200,000 400,000 120,000	17,847 17,020 6,056,045	(2) (3) (4)

Thomas H. Waechter President and Chief Operating Officer	2003 2002 2001	28,846 — —	1,000,000 — —	100,000 — —	1,500 — —	(5)

Errol Ekaireb Special Advisor to the CEO	2003 2002 2001	576,122 364,003 331,085	— — 155,000	— 180,000 75,000	15,390 14,445 2,072,093	(6) (7) (8)

Jack A. Giles Executive Vice President and President, REMEC Defense and Space	2003 2002 2001	316,008 311,107 284,095	90,850 — 112,000	100,000 120,000 52,500	13,075 13,045 1,098,431	(9) (10) (11)

David L. Morash Executive Vice President and Chief Financial Officer	2003 2002 2001	246,783 163,428 —	— — —	100,000 — —	12,980 11,300 —	(12) (13)

Jon E. Opalski Executive Vice President and President, REMEC Mobile Wireless	2003 2002 2001	240,467 234,222 210,739	— — 40,000	150,000 32,000 43,500	10,650 9,690 4,498	(14) (15) (16)

(1)	Includes amounts deferred at the option of the officer pursuant to REMEC’s deferred compensation plan for employee directors.

(2)	Consists of a $9,000 automobile allowance, $8,127 in life insurance premiums and a $720 contribution to the REMEC 401(k) plan.

(3)

Consists of a $9,000 automobile allowance, $7,330 in life insurance premiums and a $690 contribution to the REMEC 401(k) plan. In addition, Mr. Ragland sold to REMEC 175,000 restricted shares of the common stock of Nanowave, Inc. (“Nanowave”), a majority owned subsidiary of REMEC. REMEC paid a purchase price of $1.00 per share (equal to the purchase price paid by Mr. Ragland). Nanowave is a privately held corporation without an easily determinable fair market value. At the time of the sale, the Board determined that the fair market value of the Nanowave shares was not less than $1.00 per share.

(4)	Consists of a $9,000 automobile allowance, $6,600 in life insurance premiums, a $600 contribution to the REMEC 401(k) plan and $6,039,854 from the exercise of stock options (the difference between the fair market value on the date of exercise and the exercise price multiplied by the option shares exercised). In addition, Mr. Ragland purchased 175,000 restricted shares of the common stock of Nanowave. Mr. Ragland paid a purchase price of $1.00 per share (equal to the exercise price of stock options granted to Nanowave’s employees at the time of purchase). Certain of these shares are subject to a right of repurchase by Nanowave that expires over four years.

(5)	Consists of a $1,500 automobile allowance.

(6)	Consists of a $9,000 automobile allowance, $5,670 in life insurance premiums and a $720 contribution to the REMEC 401(k) plan.

(7)	Consists of a $9,000 automobile allowance, $4,755 in life insurance premiums and a $690 contribution to the REMEC 401(k) plan. In addition, Mr. Ekaireb sold to REMEC 175,000 restricted shares of the common stock of Nanowave. REMEC paid a purchase price of $1.00 per share (equal to the purchase price paid by Mr. Ekaireb). Nanowave is a privately held corporation without an easily determinable fair market value. At the time of the sale, the Board determined that the fair market value of the Nanowave shares was not less than $1.00 per share.

(8)	Consists of a $9,000 automobile allowance, $4,755 in life insurance premiums, a $600 contribution to the REMEC 401(k) plan and $2,057,738 from the exercise of stock options (the difference between the fair market value on the date of exercise and the exercise price, multiplied by the option shares exercised). In addition, Mr. Ekaireb purchased 175,000 restricted shares of the common stock of Nanowave. Mr. Ekaireb paid a purchase price of $1.00 per share (equal to the exercise price of stock options granted to Nanowave’s employees at the time of purchase). Certain of these shares are subject to a right of repurchase by Nanowave that expires over four years.

(9)	Consists of a $9,000 automobile allowance, $3,355 in life insurance premiums and a $720 contribution to the REMEC 401(k) plan.

(10)	Consists of a $9,000 automobile allowance, $3,355 in life insurance premiums and a $690 contribution to the REMEC 401(k) plan. In addition, Mr. Giles sold to REMEC 50,000 restricted shares of the common stock of Nanowave. REMEC paid a purchase price of $1.00 per share (equal to the purchase price paid by Mr. Giles). Nanowave is a privately held corporation without an easily determinable fair market value. At the time of the sale, the Board determined that the fair market value of the Nanowave shares was not less than $1.00 per share.

(11)	Consists of a $9,000 automobile allowance, $3,355 in life insurance premiums, a $600 contribution to the REMEC 401(k) plan and $1,085,476 from the exercise of stock options (the difference between the fair market value on the date of exercise and the exercise price multiplied by the option shares exercised). In addition, Mr. Giles purchased 50,000 restricted shares of the common stock of Nanowave. Mr. Giles paid a purchase price of $1.00 per share (equal to the exercise price of stock options granted to Nanowave’s employees at the time of purchase). Certain of these shares are subject to a right of repurchase by Nanowave that expires over four years.

(12)	Consists of a $9,000 automobile allowance, $3,260 in life insurance premiums and a $720 contribution to the REMEC 401(k) plan.

(13)	Consists of a $7,500 automobile allowance, $3,260 in life insurance premiums and a $540 contribution to the REMEC 401(k) plan.

(14)	Consists of a $9,000 automobile allowance, $930 in life insurance premiums and a $720 contribution to the REMEC 401(k) plan.

(15)	Consists of a $9,000 automobile allowance and a $690 contribution to the REMEC 401(k) plan.

(16)	Consists of a $3,898 automobile allowance and a $600 contribution to the REMEC 401(k) plan.

Option Grant Table.     The following table sets forth certain information relating to options to purchase shares of REMEC common stock granted to the Named Executive Officers granted during the fiscal year ended January 31, 2003.

Option Grants in Fiscal 2003

Name	Number of Securities Underlying Options Granted(#)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price Per Share(1) ($)	Expiration Date	Potential Realizable Value at Assured Annual Rates of Stock Price Appreciation for Option Term(2) ($)
					5%	10%
Ronald E. Ragland	200,000	6.25%	4.25	12/20/2011	468,629	1,154,256
Thomas H. Waechter	100,000	3.13%	4.25	12/20/2011	234,314	577,128
Errol Ekaireb	—	0.00%	—	N/A	—	—
Jack A. Giles	100,000	3.13%	4.25	12/20/2011	234,314	577,128
David L. Morash	100,000	3.13%	4.25	12/20/2011	234,314	577,128
Jon E. Opalski	50,000	1.56%	7.65	3/1/2011	210,883	519,415
Jon E. Opalski	100,000	3.13%	4.25	12/20/2011	234,314	577,128

(1)	Options were granted at 100% of fair market value on the date of grant.

(2)	The dollar amounts set forth under these columns are the result of calculations of assumed annual rates of stock appreciation of 5% and 10%, the two assumed rates of stock price appreciation required under the rules of the Securities and Exchange Commission (“SEC”). The calculations are for the period beginning on the date of grant of the fiscal 2003 option awards (Messrs. Ragland, Waechter, Giles and Morash—December 20, 2002; and Mr. Opalski—March 1, 2002 for the 50,000 share option and December 20, 2002 for the 100,000 share option) and ending on the date of expiration of such options (Messrs. Ragland, Waechter, Giles and Morash—December 20, 2011; and Mr. Opalski—March 1, 2011 for the 50,000 share option and December 20, 2011 for the 100,000 share option). Based on the assumed annual rates of stock price appreciation of 5% and 10%, REMEC’s projected stock prices at the dates of expiration of the options that expire on December 20, 2011 are $6.59 and $10.02, respectively, and REMEC’s projected stock prices on the date of expiration of Mr. Opalski’s 50,000 share option are $11.87 and $18.04, respectively.

The 5% and 10% assumed rates of stock price appreciation used to calculate potential gains to optionees are provided pursuant to the rules of the Securities and Exchange Commission.

Option Exercise Table.     The following table sets forth certain information relating to options to purchase REMEC common stock exercised by the Named Executive Officers during the fiscal year ended January 31, 2003 and the unexercised options held by them as of the end of such year. With respect to the Named Executive Officers, no stock appreciation rights were exercised during the fiscal year and no stock appreciation rights were outstanding at the end of the fiscal year.

Option Values at January 31, 2003

Name	Shares Acquired on Exercise (#)	Value Realized (#)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-The-Money Options at Fiscal Year-End ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Ronald E. Ragland	0	0	370,000	590,000	0	50,000
Thomas H. Waechter	0	0	229,577	230,423	0	25,000
Errol Ekaireb	0	0	204,750	191,250	0	0
Jack A. Giles	0	0	133,125	229,375	0	25,000
David L. Morash	0	0	50,000	250,000	0	25,000
Jon E. Opalski	0	0	119,000	210,750	0	25,000

(1)	Calculated on the basis of the closing price of REMEC common stock on the Nasdaq National Market on January 31, 2003 ($4.50 per share).

Equity Compensation Plan Information

The following table provides information as of January 31, 2003 with respect to the shares of REMEC common stock that may be issued under REMEC’s existing equity compensation plans. The table does not include the additional shares that may be issuable pursuant to the proposed share increase to REMEC’s Employee Stock Purchase Plan which is the subject of Proposal Two of this proxy statement. In addition, the table does not include information with respect to shares of REMEC common stock subject to outstanding options granted under equity compensation plans assumed by REMEC in connection with its acquisitions of the companies which originally granted those options. However, Footnote (1) to the table sets forth the total number of shares of REMEC common stock issuable upon the exercise of those assumed options as of January 31, 2003, and the weighted average exercise price of those options. Except for the adjustments described in Footnote (1) with respect to the outstanding assumed options, no additional options may be granted under the assumed plans.

	(A)	(B)	(C)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in Column (A)) (#)
Equity Compensation Plans approved by security holders:
2001 Equity Incentive Plan	2,756,250	5.54	493,750
Equity Incentive Plan	5,178,058	11.64	272,027
Employee Stock Purchase Plan	-0-	N/A	880,972
1996 Nonemployee Directors Stock Option Plan	309,875	10.11	71,500
Equity Compensation Plans not approved by security holders	-0-	N/A	-0-
Total (1)	10,686,303	11.14	1,718,249

(1)	The table does not include information with respect to equity compensation plans assumed by REMEC in connection with its acquisitions of the companies which originally established those plans. As of January 31, 2003, a total of 2,442,120 shares of REMEC common stock were issuable upon exercise of outstanding options under the assumed plans. The weighted average exercise price of the outstanding options to acquire shares of REMEC common stock under the assumed plans is $16.88 per share. No additional options may be granted under the assumed plans.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

Employment Contracts.    As of the end of REMEC’s 2003 fiscal year, Messrs. Waechter and Ekaireb were the only Named Executive Officers that had employment agreements with REMEC.

Mr. Waechter’s Agreement.

In connection with the acquisition of Spectrian Corporation (“Spectrian”) in December 2002 pursuant to the merger of Spectrian with a wholly owned subsidiary of REMEC, Mr. Waechter, Spectrian’s President and Chief Executive Officer, entered into an employment agreement with REMEC (the “Employment Agreement”), to be effective upon the closing of the merger. Pursuant to the Employment Agreement, Mr. Waechter became the President and Chief Operating Officer of REMEC upon the closing of the merger. Mr. Waechter also agreed to waive his rights under his agreements with Spectrian upon the closing of the merger, and REMEC paid Mr. Waechter $1,000,000 in cash (subject to applicable tax withholding) upon the closing of the merger as consideration for the waiver of the approximately $1,600,000 in payments he would have been entitled to receive under his Spectrian change of control agreement.

Under the Employment Agreement, Mr. Waechter is entitled to receive: an annual base salary of $375,000; an annual target bonus of 30% of his annual base salary provided Mr. Waechter achieves certain company-related objectives; reimbursement for expenses incurred in relocating to REMEC’s principal executive offices located in Del Mar, California (including a tax gross-up payment); reimbursement for the reasonable cost of a country club membership; a $9,000 annual car allowance; six weeks of vacation per year; and an option to purchase 100,000 shares of REMEC common stock with a four year vesting period; a $1 million life insurance policy; and other employee benefits available to senior executives of REMEC.

The Employment Agreement also provides that if in the first three years of Mr. Waechter’s employment with REMEC he is terminated without cause or resigns for good reason, then Mr. Waechter will be entitled to receive: payment of his base salary for three years after termination and three times his target bonus, as in effect at the time of such termination and calculated at the 100% achievement level; employee benefits for three years following termination; accelerated vesting of all of his outstanding options that were assumed by REMEC in connection with the merger to the extent that such options would vest in the three year period following Mr. Waechter’s termination date had he remained an employee of REMEC; and accelerated vesting of all of his outstanding options that were granted by REMEC after the closing of the merger to the extent that such options would vest in the year following Mr. Waechter’s termination date had he remained an employee of REMEC. The Employment Agreement defines “good reason” as the occurrence of any of the following unless expressly consented to by Mr. Waechter: a significant reduction of Mr. Waechter’s duties, position or responsibilities or his removal from such duties, position or responsibilities, unless he is provided with comparable duties, position and responsibilities; a substantial reduction, without good business reasons, in the facilities and perquisites available to Mr. Waechter; a reduction in Mr. Waechter’s base salary or target bonus; a material reduction in kind or level of Mr. Waechter’s benefits, with the result that Mr. Waechter’s overall benefits package is significantly reduced; the relocation of Mr. Waechter to a facility more than 35 miles away from REMEC’s Del Mar, California offices; any termination without cause or for which the grounds are not valid; or REMEC’s failure to cause the assumption of the Employment Agreement by a successor entity.

        In the event Mr. Waechter is employed at REMEC on the date of a change of control of REMEC, Mr. Waechter will be entitled to receive: accelerated vesting of all of his outstanding options that were assumed by REMEC in connection with the merger to the extent that such options would vest in the three years following the date of the change of control of REMEC; and accelerated vesting of all of his options that were granted after the closing of the merger to the extent that such options would vest in the year following the date of the change of control of REMEC. In the event Mr. Waechter is terminated without cause or resigns for good reason within two years following a change of control of REMEC, then Mr. Waechter will also be entitled to receive: payment of his base salary for three years and three times his target bonus, as in effect at the time of such termination and calculated `at the 100% achievement level; employee benefits for three years after his termination; and accelerated vesting of all his outstanding options. The Employment Agreement defines a “change of control” in the same manner as the Change of Control Agreements described below.

The Employment Agreement also provides for the imposition of a “best-of” provision with respect to Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar tax, if Mr. Waechter’s employment with REMEC is terminated without cause or for good reason within three years of the closing date of the merger or within two years after a change of control of REMEC. Upon the occurrence of either of these events, the benefits received by Mr. Waechter under the Employment Agreement will be paid at his election either in full or in such lesser amount such that the excise tax associated with Section 280G of the Internal Revenue Code will not apply with respect to the receipt of such benefits.

In order to receive severance payments and benefits during the three year severance period following his termination as described above, Mr. Waechter has agreed not to engage in any activity which is deemed to be in competition with REMEC’s business. Mr. Waechter has also agreed, for a 12-month period after the termination of his employment with REMEC for any reason, to not solicit, directly or indirectly, any employee to leave his or her employment with REMEC. Mr. Waechter also released REMEC from any and all claims or any liability for severance benefits or stock acceleration except as set forth in the Employment Agreement.

Mr. Ekaireb’s Agreement.

REMEC entered into an executive transition agreement with Mr. Ekaireb, effective June 14, 2002 (the “Executive Transition Agreement”). Pursuant to the terms of the Executive Transition Agreement, Mr. Ekaireb served as REMEC’s President and Chief Operating Officer until two weeks after the date Mr. Waechter assumed the roles of President and Chief Operating Officer (the “Transition Date”). On the Transition Date, Mr. Ekaireb discontinued service as President and Chief Operating Officer and became Special Advisor to REMEC. Mr. Ekaireb will continue to serve as Chairman of the Board of Nanowave, Inc., a majority owned subsidiary, at REMEC’s discretion.

The Executive Transition Agreement provides for Mr. Ekaireb to be employed part-time as Special Advisor from the Transition Date until June 30, 2003 (the “First Phase”). During the First Phase, Mr. Ekaireb’s compensation and benefits will remain largely at the same level as they were as of June 14, 2002, with the exception of vacation benefits, which Mr. Ekaireb will no longer accrue.

Mr. Ekaireb is to be employed part-time as Special Advisor from July 1, 2003 through June 30, 2004, unless such period is mutually extended in writing for another period not to exceed one year, or unless earlier terminated by either party (the “Second Phase”). During the Second Phase, Mr. Ekaireb will be compensated at a rate of $12,000 per month. In the event that Mr. Ekaireb’s services exceed twenty-five percent of full-time employment in any three-month period during the Second Phase, he will be compensated for such additional services at a rate of $2,000 per day or by reduced time in a later period. During the Second Phase, Mr. Ekaireb will continue to be eligible for REMEC’s benefit programs, with the exception of vacation benefits.

The Executive Transition Agreement provides for Mr. Ekaireb to retire from REMEC upon termination of the Second Phase. Upon retirement, Mr. Ekaireb will continue to receive medical, dental and vision benefits from REMEC. The Executive Transition Agreement permits Mr. Ekaireb to exercise any outstanding awards of REMEC’s incentive stock options granted after March 8, 1999 and held at retirement at any time within two years from retirement, or any lesser period specified in an award agreement; and exercise any outstanding awards of REMEC’s incentive stock options granted on or before March 8, 1999 at any time within one year from retirement, or any lesser period specified in an award agreement. The Executive Transition Agreement further provides for Mr. Ekaireb’s full account balance in REMEC’s Non-Qualified Deferred Compensation Plan to be paid in a single, lump-sum distribution upon retirement. Mr. Ekaireb will also be entitled to other executive-level retirement benefits under REMEC’s then current executive benefit plans.

During the term of the Executive Transition Agreement and while serving as Special Advisor, Mr. Ekaireb is prohibited from performing services for any competitor and from recruiting, soliciting or encouraging employees, customers and agents of REMEC to leave REMEC to join or affiliate with any competitor. The Executive Transition Agreement contains mutual releases of all claims, except with respect to rights created thereby.

Change of Control Agreements.

Each of Messrs. Ragland, Morash, Opalski and Giles (collectively, the “Executive Officers”) have entered into a Change in Control Agreement with REMEC dated October 21, 2002 (each an “Agreement”). Under each Agreement, certain benefits will be paid to each Executive Officer if REMEC incurs a change of control. In the absence of a change in control of REMEC, the Agreements do not provide any additional severance benefits to any Executive Officer (other than payment for unpaid base salary, unused vacation time and certain business expenses accrued before termination).

A “change of control” is defined in the Agreements as the occurrence of any one of the following events: (i) the completion of a merger or consolidation of REMEC with any other corporation or entity, other than a merger or consolidation that would result in the voting securities of REMEC outstanding immediately prior thereto continuing to represent more than 50% of the total voting power represented by the voting securities of REMEC or such surviving entity outstanding immediately after such merger or consolidation; (ii) any approval by the shareholders of REMEC of a plan of complete liquidation of REMEC or an agreement for the sale or disposition by REMEC of all or substantially all of the assets of REMEC; (iii) any person becoming the beneficial owner of securities of REMEC representing 50% or more of the total voting power represented by REMEC’s then outstanding voting securities; or (iv) change in the composition of the Board, as a result of which less than a majority of the directors are incumbent directors.

If REMEC incurs a change of control, all unvested options granted to the Executive Officers prior to the change of control that are scheduled to vest within one (1) year from the date of the change of control will immediately vest and become fully exercisable. In addition, if REMEC incurs a change of control and an Executive Officer’s employment is terminated without cause or constructively terminated within two years after the change of control, or if an Executive Officer’s employment terminates within two years after the change of control as a result of the failure of any REMEC successor to assume REMEC’s obligations under his Agreement, then such Executive Officer will be entitled to receive the following severance benefits: (i) eighteen months of his annualized base salary as in effect immediately before the change of control, payable in equal monthly installments in accordance with REMEC’s normal payroll practices; (ii) one and one half (1.5) times the average of any annual bonuses received from REMEC during the two years immediately prior to the change of control, payable in equal monthly installments in accordance with REMEC’s normal payroll practices; (iii) during the payment period of the severance benefits described in (i) and (ii) above, REMEC will continue to make available REMEC’s medical, dental, disability, life insurance and other similar plans in which the Executive Officer or his spouse or dependents participated on the date of termination; (iv) for an additional 18 months after termination of the payment period described in (iii) above, REMEC will continue to make available benefits that would be available under the Consolidated Omnibus Budget Reconciliation Act; and (v) all outstanding options granted to the Executive Officer before the change of control will immediately vest and become fully exercisable, except the Agreements entered into by Messrs. Opalski and Giles require approval of the Board before this option acceleration will occur. These severance benefits described above may be subject to the 20% excise tax imposed by the Code on “golden parachute” payments. In the event that these payments would otherwise be subject to the excise tax, the severance benefits will be reduced to the level at which no tax would be imposed.

The Agreements also impose certain non-solicitation obligations upon each of the Executive Officers for a period of 18 months following the termination of such Executive Officer’s employment for any reason, whether or not such termination is in connection with a change of control. Each Agreement will terminate upon the date that all obligations of REMEC and the applicable Executive Officer have been satisfied.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires REMEC’s directors and executive officers, and persons who own more than 10% of a registered class of REMEC’s equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC and the National Association of Securities Dealers, Inc. Such officers, directors and 10% shareholders are also required by SEC rules to furnish REMEC with copies of all Section 16(a) forms that they file. To REMEC’s knowledge, based solely upon review of the copies of such reports and certain representations furnished to it, REMEC’s executive officers and directors complied with all applicable Section 16(a) filing requirements during the fiscal year ended January 31, 2003, except Messrs. Corcoran, Dankberg, Horn, Gibbs and Nash each failed to file one Form 4 on a timely basis in connection with an option grant on December 20, 2002 due to an administrative oversight.

COMPENSATION COMMITTEE REPORT AND RELATED INFORMATION

Compensation Committee Report

The Compensation Committee of the Board has furnished the following report:

The Compensation Committee is comprised of three independent directors and is responsible to assist the Board in discharging its responsibilities with respect to compensation of REMEC’s executive officers. The Compensation Committee, after reviewing all relevant and appropriate information related to business objectives and organizational performance, exercises independent responsibility to determine the most effective total compensation strategy for REMEC’s senior executive officers. The compensation strategy necessarily serves the business needs of REMEC and is consistent with the Board’s goal to build shareholder value, serve shareholders’ interests, and to attract, retain, and motivate the diverse talent required to do so. The Compensation Committee seeks to accomplish this goal by developing and administering REMEC’s executive compensation plans, programs and policies, by monitoring corporate performance and its bearing on the compensation of executive officers, and by making appropriate recommendations concerning matters of executive and director compensation.

Compensation Philosophy.    REMEC operates in extremely competitive and rapidly changing industries, and its success depends upon its ability to attract and retain qualified executives through competitive compensation packages. The Compensation Committee’s general compensation philosophy is to provide executive officers with compensation based upon their personal performance, the financial performance of REMEC, and their contribution to REMEC’s financial performance. The major goals of REMEC’s compensation program are to align compensation with the attainment of key business objectives and to enable REMEC to attract, retain and reward capable executives who can contribute to the continued success of REMEC. Within this overall philosophy, three key goals form the basis of compensation decisions for all employees of REMEC:

1.	To attract and retain the most highly qualified management and employee team;

2.	To pay competitively compared to similar technology and defense electronics companies and to provide appropriate reward opportunities for achieving high levels of performance compared to similar organizations in the marketplace; and

3.	To motivate executives and employees to achieve REMEC’s annual and long-term business goals and encourage behavior toward the fulfillment of those objectives.

As a result of this philosophy, REMEC’s executive compensation program consists of base salary, bonuses, participation in equity-based incentive plans (stock option and stock purchase plans) and standard benefits.

Base Salary.    The Compensation Committee recognizes the importance of maintaining compensation practices and levels of compensation competitive with telecommunications, defense and electronics manufacturing companies in comparable stages of development and with other comparable technology companies in the geographical regions where REMEC is located. For external marketplace comparison purposes, a group of companies operating in our industry is used for determining competitive compensation levels.

The Compensation Committee reviews and determines the base salary amount for the Chief Executive Officer, the President, and the Executive Vice Presidents of REMEC. Base salary represents the fixed component of the executive compensation program. Determination of base salary levels is established on an annual review of marketplace competitiveness with similar technology and defense electronics companies, and on individual performance. Periodic increases in base salary relate to individual contributions evaluated against established objectives, relative marketplace competitiveness levels, length of service and movements in the industry’s annual competitive pay practices.

Bonuses and Stock Plans.    REMEC’s bonus program is an integral part of its compensation program and is designed to reward executives for long-term strategic management and for attaining specific annual performance goals. Each year a portion of REMEC’s pre-tax profits comprise the bonus “pool.” The Compensation Committee reviews and determines the bonus amounts for the Chief Executive Officer, the President, and the Executive Vice Presidents of REMEC, based on both the attainment by those officers of specific business plan targets, and on overall corporate performance. Executive officers of REMEC are eligible to receive awards under REMEC’s equity incentive plans and to participate in the Employee Stock Purchase Plan.

Compensation for the Chief Executive Officer.    For the fiscal year ended January 31, 2003, Ronald E. Ragland was paid a base salary of $440,000 and did not receive a bonus. During the fiscal year ended January 31, 2003, Mr. Ragland was also granted a stock option to purchase 200,000 shares of REMEC common stock. This option grant provided options for a two-year period as an incentive to increase shareholder value on a longer term. The Compensation Committee reviewed and analyzed the total compensation packages offered to chief executive officers by high technology and defense electronics companies of similar size. The comparative information was obtained from a number of sources, including surveys prepared by national consulting companies, publicly available information and extrapolations therefrom where appropriate. In addition, the Compensation Committee considered data and surveys from various industry groups. The Compensation Committee exercised its discretion and judgment to determine the appropriate compensation after weighing a number of factors, including competitive forces in the industry, individual motivation, REMEC’s financial and overall performance and Mr. Ragland’s leadership role in achieving REMEC’s long-term strategic goals established by the Board.

Policy Regarding Internal Revenue Code Section 162(m).    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation paid to the chief executive officer or any of the other four most highly compensated officers to the extent that the compensation exceeds $1 million in any one year. “Performance-based” compensation is excluded from this $1 million limitation. REMEC’s Equity Incentive Plan (approved by REMEC shareholders in 1996) and 2001 Equity Incentive Plan have been designed so that grants under those plans may qualify for the exclusion for performance-based compensation. REMEC’s policy is to attempt to qualify its compensation for tax deductions whenever possible and consistent with the long-term goals of REMEC. In connection with the acquisition of Spectrian Corporation in December 2002, one of REMEC’s executive officers subject to Section 162(m) received non-performance based compensation from REMEC for the 2003 fiscal year that exceeded the $1 million limit, and the Compensation Committee may pay other officers amounts exceeding the 162(m) limit in the future where warranted to promote REMEC’s corporate goals.

Summary.    The Compensation Committee believes that the compensation of REMEC executives is appropriate and competitive with the compensation provided by other technology and defense electronics companies with which REMEC competes for executives and employees. The Compensation Committee believes its compensation strategy, principles and practices result in a compensation program tied to shareholder returns and linked to the achievement of annual and longer-term financial and operational objectives of REMEC.

Compensation Committee Members:

Jeffrey M. Nash, Ph.D.

Thomas A. Corcoran

Robert W. Shaner

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during REMEC’s 2003 fiscal year were Mr. Corcoran, Mr. Dankberg, Mr. Gibbs and Dr. Nash. No member of the Compensation Committee was at any time during REMEC’s 2003 fiscal year or at any other time an officer or employee of REMEC.

During the fiscal year ended January 31, 2003, no executive officer of REMEC served on the board of directors or compensation committee of another company that had an executive officer serving on REMEC’s Board or Compensation Committee.

AUDIT COMMITTEE REPORT AND RELATED INFORMATION

Audit Committee Report

The Audit Committee of the Board is comprised of the three directors named below and has previously adopted a written charter. The Board has determined that each member of the Audit Committee is “independent,” as defined in Rule 4200(a)(14) of the listing standards of the National Association of Securities Dealers, Inc.

The Audit Committee monitors and reviews REMEC’s financial reporting processes and procedures on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting processes, including the system of internal controls. REMEC’s independent auditor is responsible for auditing the financial statements.

The Audit Committee has met and held discussions with management and the independent auditor, Ernst & Young LLP, regarding the fair and complete presentation of REMEC’s results. The Audit Committee has discussed significant accounting policies applied by REMEC in its financial statements, as well as alternative treatments. Management represented to the Audit Committee that REMEC’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor. The Audit Committee discussed with the independent auditor matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication With Audit Committees).

In addition, the Audit Committee has received the written disclosures and the letter from the independent auditor required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and has discussed with the independent auditor the auditor’s independence from REMEC and its management. The Audit Committee also has considered whether the independent auditor’s provision of non-audit services to REMEC is compatible with the auditor’s independence. The Audit Committee has concluded that the independent auditor is independent from REMEC and its management.

The Audit Committee discussed with REMEC’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of REMEC’s internal controls, and the overall quality of REMEC’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in REMEC’s Annual Report on Form 10-K for the fiscal year ended January 31, 2003. The Audit Committee has selected and the Board has ratified the selection of Ernst & Young LLP as REMEC’s independent auditor.

The Audit Committee:

Andre R. Horn

Martin Cooper

William H. Gibbs

Independent Public Accountants

The Board has selected Ernst & Young LLP as independent public accountants to audit the financial statements of REMEC for the fiscal year ended January 31, 2003. Ernst & Young LLP has been engaged as REMEC’s auditors since 1985. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. The representatives of Ernst & Young LLP also will be available to respond to questions raised during the meeting.

Audit Fees.    Ernst & Young LLP’s fees for REMEC’s annual audit and review of REMEC’s interim financial statements for the fiscal years ended January 31, 2003 and January 31, 2002 were $449,000 and $315,000, respectively.

Audit-Related Fees.    Ernst & Young LLP’s fees for assurance and related services for the fiscal years ended January 31, 2003 and January 31, 2002 were $433,000 and $133,000, respectively. Audit-related services included statutory audits at foreign locations, due diligence on acquisitions, SEC registration statement review and accounting consultations.

Tax Fees.    Ernst & Young LLP’s fees for tax services for the fiscal years ended January 31, 2003 and January 31, 2002 were $254,000 and $374,000, respectively. Tax services included tax consultation, expatriate administration and tax preparation.

All Other Fees.    There were no other fees billed by Ernst & Young LLP for services rendered during the fiscal years ended January 31, 2003 and January 31, 2002, other than the services described above under the caption “Audit Fees,” “Audit Related Fees” and “Tax Fees.”

PERFORMANCE GRAPH

The graph set forth below compares the split adjusted cumulative total shareholder return on REMEC common stock with the cumulative total return on the Nasdaq Stock Market (U.S.) Index and the Nasdaq Electronic Components Index over a five-year period, beginning January 31, 1998 and ending January 31, 2003. The total shareholder return assumes (i) the investment of $100 at the beginning of the period in REMEC common stock, the Nasdaq Stock Market (U.S.) Index and the Nasdaq Electronic Components Index and (ii) the reinvestment of all dividends.

SHAREHOLDER PROPOSALS

Proposals of shareholders of REMEC which are intended to be presented at REMEC’s 2004 annual meeting of shareholders and included in REMEC’s proxy soliciting material must be received by the Secretary of REMEC, in accordance with rules of the SEC, no later than January 15, 2004.

Proposals of shareholders of REMEC which are intended to be presented at REMEC’s 2004 annual meeting of shareholders, but are not intended to be included in REMEC’s proxy soliciting material, must be received by the Secretary of REMEC no later than March 30, 2004.

2003 ANNUAL REPORTS

REMEC’s 2003 Annual Report, including audited financial statements for the fiscal years ending January 31, 2001, 2002 and 2003, is being forwarded to each person who is a shareholder of record as of April 29, 2003, together with this proxy statement.

A copy of REMEC’s 2003 Annual Report on Form 10-K is available without charge to those shareholders who would like more detailed information concerning REMEC. If you desire a copy of that document, please send a written request to Investor Relations, REMEC, Inc., 3790 Via de la Valle, Suite 311, Del Mar, California 92014 (telephone: 858-505-3713).

OTHER MATTERS

REMEC knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board may recommend.

THE BOARD OF DIRECTORS

Del Mar, California

May 7, 2003

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE, OR VOTE BY TELEPHONE OR ON THE INTERNET.

APPENDIX A

REMEC, INC.

EMPLOYEE STOCK PURCHASE PLAN

AMENDED AND RESTATED

AS OF OCTOBER 29, 2002

1.	Purpose

This REMEC, Inc. Employee Stock Purchase Plan (the “Plan”) is designed to encourage and assist employees of REMEC, Inc. (the “Company”) to acquire an equity interest in the Company through the purchase of shares of Company common stock (the “Common Stock”).

2.	Administration

The Plan shall be administered by the Board of Directors of the Company (or by a committee of the Board that will satisfy Rule 16b-3 of the Securities and Exchange Commission (“Rule 16b-3”) as in effect with respect to the Company from time to time, which in either case is referred to as the “Board”) in accordance with Rule 16b-3. The Board may from time to time select a committee or persons (the “Administrator”), to be responsible for any matters so long as such selection comports with the requirements of Rule 16b-3. Subject to the express provisions of the Plan, to the overall supervision of the Board and to the limitations of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), the Administrator may administer and interpret the Plan in any manner it believes to be desirable, and any such interpretation shall be conclusive and binding on the Company and all participants.

3.	Number of Shares

(a) The total number of shares of Common Stock reserved and available for issuance pursuant to this Plan shall be 3,450,000 shares. This number reflects (i) the one-for-two reverse split of the common stock effected after the adoption of the Plan by the Board but prior to the date of closing of the Company’s sale and issuance of common stock to the public in a firm underwritten public offering registered under the Securities Act of 1933, as amended, (ii) the increase in the authorized number of shares under the Plan approved by shareholders on June 6, 1997, (iii) the adjustment by the Board to the authorized number of shares pursuant to Section 3(b) of the Plan to account for the three-for-two split of Common Stock effected as a 50% stock dividend payable on June 27, 1997 to shareholders of record as of June 20, 1997, (iv) the increase in the authorized number of shares under the Plan approved by shareholders on June 4, 1999, (v) the adjustment by the Board to the authorized number of shares pursuant to Section 3(b) of the Plan to account for the three-for-two split of Common Stock effected as a 50% stock dividend payable on June 30, 2000 to shareholders of record as of June 19, 2000, and (vi) the increase in the authorized number of shares under the Plan approved by shareholders on June 14, 2002. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares reacquired in private transactions or open market purchases, but all shares issued under this Plan shall be counted against the 3,450,000-share limitation.

(b) In the event of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, offering of rights, or other similar change in the capital structure of the Company, the Board may make such adjustment, if any, as it deems appropriate in the number, kind, and purchase price of the shares available for purchase under the Plan and in the maximum number of shares subject to any option under the Plan.

4.	Eligibility Requirements

(a) Each employee, except those described in the next paragraph, shall become eligible to participate in the Plan in accordance with Section 5 on the first Enrollment Date on or following commencement of his or her employment by the Company or following such period of employment as is designated by the Board from time to time. Participation in the Plan is entirely voluntary.

(b) The following employees are not eligible to participate in the Plan:

(i) employees who would, immediately upon enrollment in the Plan, own directly or indirectly (including options or rights to acquire stock possessing) five percent or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary of the Company; and

(ii) employees who are customarily employed by the Company less than 20 hours per week or less than five months in any calendar year.

(c) “Employee” shall mean any individual who is an employee of the Company or a Participating Subsidiary within the meaning of Section 3401(c) of the Code and the Treasury Regulations thereunder. “Subsidiary” shall mean any corporation described in Section 424(e) or (f) of the Code. “Participating Subsidiary” shall mean a Subsidiary which has been designated by the Administrator as covered by the Plan.

5.	Enrollment

Any eligible employee may enroll or re-enroll in the Plan each year as of the first trading day of February, May, August and November each year or such other days as may be established by the Board from time to time (the “Enrollment Dates”). In order to enroll, an eligible employee must complete, sign, and submit to the Company an enrollment form. Any enrollment form received by the Company by the 15th day of the month preceding an Enrollment Date (or by the Enrollment Date in the case of employees hired after such 15th day), or such other date established by the Administrator from time to time, will be effective on that Enrollment Date. For purposes of the Plan, a “trading day” is any day on which regular trading occurs on any established stock exchange or market system on which the Common Stock is traded.

6.	Grant of Option on Enrollment; Automatic Re-enrollment

(a) Enrollment or re-enrollment by a participant in the Plan on an Enrollment Date will constitute the grant by the Company to the participant of an option to purchase fully vested shares of Common Stock from the Company under the Plan. Any participant whose option expires and who has not withdrawn from the Plan will automatically be re-enrolled in the Plan and granted a new option on the Enrollment Date immediately following the date on which the option expires.

(b) Except as provided in Section 9, each option granted under the Plan shall have the following terms:

(i) each option granted under the Plan will have a term of three months or such other option period as may be established by the Board from time to time; notwithstanding the foregoing, however, whether or not all shares have been purchased thereunder, the option will expire on the earlier to occur of (A) the completion of the purchase of shares on the last Purchase Date (as defined in Section 8) occurring within three months after the Enrollment Date for such option, or such other option period as may be established by the Board before an Enrollment Date for all options to be granted on such date or (B) the date on which the employee’s participation in the Plan terminates for any reason;

(ii) payment for shares purchased under the option will be made only through payroll withholding in accordance with Section 7;

(iii) purchase of shares upon exercise of the option will be effected only on the Purchase Dates established in accordance with Section 8;

(iv) the price per share under the option will be determined as provided in Section 8;

(v) unless otherwise determined by the Administrator, the number of shares available for purchase under each option shall be equal to the number of shares determined by dividing $25,000 by the fair market value of a share of the Company’s Common Stock determined as of the applicable Enrollment Date;

(vi) the option (taken together with all other options then outstanding under this and all other similar stock purchase plans of the Company or any subsidiary) will in no event give the participant the right to purchase shares at a rate per calendar year which accrues in excess of $25,000 of fair market value of such shares, as determined at the applicable Enrollment Date;

(vii) the option will in all respects be subject to the terms and conditions of the Plan, as interpreted by the Administrator from time to time; and

(viii) the option, if not altered, amended or revoked by the Company prior to the relevant Purchase Date, may be accepted only by (x) there having been withheld from the compensation of the employee in accordance with the terms of the Plan amounts sufficient to purchase the Common Stock intended to be purchased under the option, and (y) the employee being employed by the Company and not having withdrawn from the Plan on the relevant Purchase Date.

(c) Any participant whose option expires and who has not withdrawn from the Plan will automatically be re-enrolled in the Plan and granted a new option on the Enrollment Date immediately following the date on which the option expires. Furthermore, except as may otherwise be determined by the Administrator, each Participant who has not withdrawn from the Plan will automatically be re-enrolled in the Plan and granted a new option on any Enrollment Date on which the fair market value per share of the Company’s Common Stock is lower than fair market value per share on the Enrollment Date for such participant’s existing option.

7.	Payroll and Tax Withholding; Use by Company

(a) Each participant shall elect to have amounts withheld from his or her compensation paid by the Company during the option period, at a rate equal to any whole percentage up to a maximum of 15%, or such other percentage as the Board may establish from time to time before an Enrollment Date. Compensation includes regular salary payments, annual and quarterly performance bonuses, hire-on bonuses, cash recognition awards, commissions, overtime pay, shift premiums, and elective contributions by the participant to qualified employee benefit plans, but excludes all other payments including, without limitation, long-term disability or workers compensation payments, car allowances, employee referral bonuses, spot bonuses, relocation payments, expense reimbursements (including but not limited to travel, entertainment, and moving expenses), salary gross-up payments, stock options, stock compensation and all other non-cash items. The participant shall designate a rate of withholding in his or her enrollment form and may elect to increase or decrease the rate of contribution effective as of any Enrollment Date, by delivery to the Company, not later than 15 days before such Enrollment Date, of a written notice indicating the revised withholding rate.

(b) Payroll withholdings shall be credited to an account maintained for purposes of the Plan on behalf of each participant, as soon as administratively feasible after the withholding occurs. The Company shall be entitled to use the withholdings for any corporate purpose, shall have no obligation to pay interest on withholdings to any participant, and shall not be obligated to segregate withholdings.

(c) Upon disposition of shares acquired by exercise of an option, the participant shall pay, or make provision adequate to the Company for payment of, all federal, state, and other tax (and similar) withholdings that the Company determines, in its discretion, are required due to the disposition, including any such withholding that the Company determines in its discretion is necessary to allow the Company to claim tax deductions or other benefits in connection with the disposition. A participant shall make such similar provisions for payment that the Company determines, in its discretion, are required due to the exercise of an option, including such provisions as are necessary to allow the Company to claim tax deductions or other benefits in connection with the exercise of the option.

8.	Purchase of Shares

(a) On the last trading day of January, April, July and October (each month immediately preceding a month containing an Enrollment Date), or on such other days as may be established by the Board from time to time prior to an Enrollment Date, for all options to be granted on an Enrollment Date (each a “Purchase Date”), the Company shall apply the funds then credited to each participant’s payroll withholding account to the purchase of whole shares of Common Stock. The cost to the participant for the shares purchased under any option shall be not less than 85% of the lower of:

(i) the fair market value of the Common Stock on the Enrollment Date for such option; and

(ii) the fair market value of the Common Stock on that Purchase Date.

The “fair market value” of the Common Stock on a date shall be the closing price of the Common Stock on such date on any established stock exchange or market system if the Common Stock is traded on such an exchange or market system (and the largest such exchange or market system if the Common Stock is traded on more than one), if the Common Stock is not so traded then the mean between the bid and asked prices for Common Stock on such date as quoted on the Nasdaq Stock Market or reported in TheWall Street Journal or similar publication if such prices are so quoted or reported, or the fair market value on such date as determined by the Administrator if shares of Common Stock are not so traded, quoted, or reported.

(b) Any funds in an amount less than the cost of one share of Common Stock left in a participant’s payroll withholdings account on a Purchase Date shall be carried forward in such account for application on the next Purchase Date, and any additional amount shall be distributed to the participant.

(c) If at any Purchase Date, the shares available under the Plan are fewer than the number all participants would otherwise be entitled to purchase on such date, purchases shall be reduced proportionately to eliminate the deficit. Any funds that cannot be applied to the purchase of shares due to such a reduction shall be refunded to participants as soon as administratively feasible.

9.	Withdrawal from the Plan

A participant may withdraw from the Plan in full (but not in part) at any time, effective after written notice thereof is received by the Company. All funds credited to a participant’s payroll withholdings account shall be distributed to him or her without interest within 60 days after notice of withdrawal is received by the Company. Any eligible employee who has withdrawn from the Plan may enroll in the Plan again on any subsequent Enrollment Date in accordance with the provisions of Section 5.

10.	Termination of Employment

Participation in the Plan terminates immediately when a participant ceases to be employed by the Company for any reason whatsoever (excluding death or permanent disability) or otherwise becomes ineligible to participate in the Plan. As soon as administratively feasible after termination, the Company shall pay to the participant or his or her beneficiary or legal representative all amounts credited to the participant’s payroll withholdings account; provided, however, that if a participant ceases to be employed by the Company because of the commencement of employment with a Subsidiary of the Company that is not a Participating Subsidiary, funds then credited to such participant’s payroll withholdings account shall be applied to the purchase of whole shares of Common Stock at the next Purchase Date, and any funds remaining after such purchase shall be paid to the participant. Should the participant die or become permanently disabled while in service, then the participant (or the person or persons to whom the rights of the deceased participant under the Plan are transferred by will or the laws of inheritance) shall have the election, exercisable up until the end of the next Purchase Date following the participant’s death or permanent disability to (i) withdraw all funds credited to the participant’s account at the time of his or her cessation of service or (ii) have such funds held for the purchase of shares at the next Purchase Date. If no such election is made, then such funds shall automatically be held for the purchase of shares at the next Purchase Date. In no event, however, shall any further payroll deductions be added to the participant’s account following his or her cessation of service. For purposes of the Plan, a participant shall be deemed to be permanently disabled if he or she is unable to engage in any substantial gainful employment, by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of at least twelve months.

11.	Designation of Beneficiary

(a) Each participant may designate one or more beneficiaries in the event of death and may, in his or her sole discretion, change such designation at any time. Any such designation shall be effective upon receipt in written form by the Company and shall control over any disposition by will or otherwise.

(b) As soon as administratively feasible after the death of a participant, amounts credited to his or her account shall be paid in cash to the designated beneficiaries or, in the absence of a designation, to the executor, administrator, or other legal representative of the participant’s estate. Such payment shall relieve the Company of further liability with respect to the Plan on account of the deceased participant. If more than one beneficiary is designated, each beneficiary shall receive an equal portion of the account unless the participant has given express contrary written instructions.

12.	Assignment

(a) The rights of a participant under the Plan shall not be assignable by such participant, by operation of law or otherwise. No participant may create a lien on any funds, securities, rights, or other property held by the Company for the account of the participant under the Plan, except to the extent that there has been a designation of beneficiaries in accordance with the Plan, and except to the extent permitted by the laws of descent and distribution if beneficiaries have not been designated.

(b) A participant’s right to purchase shares under the Plan shall be exercisable only during the participant’s lifetime and only by him or her, except that a participant may direct the Company in the enrollment form to issue share certificates to the participant and his or her spouse in community property, to the participant jointly with one or more other persons with right of survivorship, or to certain forms of trusts approved by the Administrator.

13.	Administrative Assistance

If the Administrator in its discretion so elects, it may retain a brokerage firm, bank, or other financial institution to assist in the purchase of shares, delivery of reports, or other administrative aspects of the Plan. If the Administrator so elects, each participant shall be deemed upon enrollment in the Plan to have authorized the establishment of an account on his or her behalf at such institution. Shares purchased by a participant under the Plan shall be held in the account in the name in which the share certificate would otherwise be issued pursuant to Section 12(b).

14.	Costs

All costs and expenses incurred in administering the Plan shall be paid by the Company, except that any stamp duties or transfer taxes applicable to participation in the Plan may be charged to the account of the participant by the Company. Any brokerage fees for the purchase of shares by a participant shall be paid by the Company, but brokerage fees for the resale of shares by a participant shall be borne by the participant.

15.	Equal Rights and Privileges

All eligible employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the related Treasury Regulations. Any provision of the Plan which is inconsistent with Section 423 of the Code shall without further act or amendment by the Company or the Board be reformed to comply with the requirements of Section 423. This Section 15 shall take precedence over all other provisions of the Plan.

16.	Applicable Law

The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of California.

17.	Modification and Termination

(a) The Board may amend, alter, or terminate the Plan at any time, including amendments to outstanding options. No amendment shall be effective unless within 12 months after it is adopted by the Board it is approved by the holders of a majority of the votes cast at a duly held shareholders’ meeting at which a quorum of the voting power of the Company is represented in person or by proxy, if such amendment would:

(i) increase the number of shares reserved for purchase under the Plan; or

(ii) require shareholder approval in order to comply with Rule 16b-3.

(b) In the event the Plan is terminated, the Board may elect to terminate all outstanding options either immediately or upon completion of the purchase of shares on the next Purchase Date, or may elect to permit options to expire in accordance with their terms (and participation to continue through such expiration dates). If the options are terminated prior to expiration, all funds contributed to the Plan that have not been used to purchase shares shall be returned to the participants as soon as administratively feasible.

(c) In the event of the sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, or the dissolution or liquidation of the Company, a Purchase Date shall occur on the trading day immediately preceding the date of such event, unless otherwise provided by the Board in its sole discretion, including provision for the assumption or substitution of each option under the Plan by the successor or surviving corporation, or a parent or subsidiary thereof.

18.	Rights as an Employee

Nothing in the Plan shall be construed to give any person the right to remain in the employ of the Company or to affect the Company’s right to terminate the employment of any person at any time with or without cause.

19.	Rights as a Shareholder; Delivery of Certificates

Unless otherwise determined by the Board, certificates evidencing shares purchased on any Purchase Date shall be delivered to participants as soon as administratively feasible. Participants shall be treated as the owners of their shares effective as of the Purchase Date.

20.	Restriction on Transfer of Shares

An employee may during his or her lifetime, or upon his or her death by will or intestacy, transfer all or any part of the shares purchased under the Plan to or for the benefit of himself or herself, his or her spouse, children, grandchildren or siblings. Such transfers may be by sale, exchange, gift, will or intestacy, or otherwise, in trust or otherwise, and upon such terms and conditions as the employee may deem desirable in his or her discretion. In each case, the transferees shall receive and hold such shares subject to the terms of the Plan and there shall be no further transfer of such shares except in accordance with the terms of the Plan.

Adopted by the Board of Directors: November 28, 1995.

Approved by the shareholders: January 10, 1996.

Amended by the Board of Directors: January 1996.

Amended by the Board of Directors: April 18, 1996.

Amended by the Board of Directors: December 9, 1996.

Amended by the Board of Directors: January 2, 1997.

Amended by the Board of Directors: May 9, 1997.

Approved by the shareholders: June 6, 1997.

Amended by the Board of Directors: October 31, 1997.

Amended by the Board of Directors: February 24, 1999.

Amended by the Board of Directors: April 13, 1999.

Approved by the shareholders: June 4, 1999.

Amended by the Board of Directors: June 7, 2000.

Amended by the Board of Directors: April 10, 2002.

Approved by the shareholders: June 14, 2002.

Amended by the Board of Directors: October 29, 2002.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” ALL THE NOMINEES AND OTHER PROPOSALS LISTED BELOW.	Please mark your votes as indicated in this example	☒

The Board of Director recommends a

vote FOR Proposals 1 and 2.

Proposal 1. Election of Directors Nominees	FOR ALL (except as indicated below) ☐	WITHHOLD ALL ☐	Proposal 2	Approval of Amendment to Employee Stock Purchase Plan	FOR ☐	AGAINST ☐	ABSTAIN ☐

01 Ronald E. Ragland

02 Thomas A. Corcoran

03 Mark D. Dankberg

04 William H. Gibbs

05 Andre R. Horn

06 Jeffrey M. Nash, Ph.D.

07 Martin Cooper

08 Robert W. Shaner

To withhold authority to vote for any individual nominee, write that nominee’s name on the line provided below.	If you plan to attend the Annual Meeting, please mark the WILL ATTEND box.	WILL ATTEND ☐

	Please disregard if you have previously provided your consent decision.	☐

By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me from any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company’s transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.

Signature                                                                                                              Signature                                                                                                       Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

éDetach here from proxy voting card.é

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 4PM Eastern Time the business day prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/remc		Telephone 1-800-435-6710		Mail

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

OR

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

			OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

REMEC, INC.

The undersigned hereby appoints Ronald E. Ragland, David L. Morash and Donald J. Wilkins and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Common Stock of REMEC, Inc. which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of REMEC, Inc. to be held June 20, 2003 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued, and to be marked, dated and signed, on the other side)

éDetach here from proxy voting card.é

You can now access your REMEC account online.

Access your REMEC shareholder account online via Investor ServiceDirectSM (ISD).

Mellon Investor Services LLC, transfer agent for REMEC, Inc., now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

• View account status	• View payment history for dividends

• View certificate history	• Make address changes

• View book-entry information	• Obtain a duplicate 1099 tax form

• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

and follow the instructions shown on this page.

Step 1: FIRST TIME USERS—Establish a PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) available to establish a PIN.

Investor ServiceDirectSM is currently only available for domestic individual and joint accounts.

•	SSN

•	PIN

•	Then click on the Establish PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

Step 2: Log in for Account Access

You are now ready to log in. To access your account please enter your:

•	SSN

•	PIN

•	Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account.

Step 3: Account Status Screen

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

•	Certificate History

•	Book-Entry Information

•	Issue Certificate

•	Payment History

•	Address Change

•	Duplicate 1099

For Technical Assistance Call 1-877-978-7778 between

9am-7pm Monday-Friday Eastern Time